Exhibit 99.5

NOT FOR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA OR JAPAN.

VTB Additional Issue

In accordance with a resolution of the annual General Shareholders’ Meeting of JSC VTB Bank dated June 29, 2009, JSC VTB Bank plans to issue additional common shares (the “Shares”) pursuant to the following terms (the “Offering”):

•                  the number of the offered Shares — 9,000,000,000,000 (nine trillion);

•                  par value of a Share — 0.01 Ruble;

•                  form of issuance — non-documentary;

•                  offering mode — open subscription;

•                  form of payment for the offered Shares — funds in the currency of the Russian Federation.

The Offering of the Shares will be arranged in two stages:

1.               Acquisition of Shares by JSC VTB Bank’s current shareholders (exercise of the preemptive right); and

2.               The Offering of Shares to investors in Russia and in other jurisdictions where not prohibited by law.

On August 4, 2009 Bank VTB has announced on commencement of preemptive right execution. Agent for JSC Bank VTB additional issue placement is VTB 24 (ZAO). During the period from August 5 to August 24 current shareholders of JSC Bank VTB will be able to file applications to purchase additional issue shares to VTB 24 (ZAO) offices.

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The offer of the Shares and the distribution of these materials and other information in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Notice to US shareholders:

The Offering is made for the securities of a foreign company. The Offering is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements provided as part of the Offering were prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’ s judgment. The Offering is addressed solely to the shareholders of JSC VTB Bank.

Notice to shareholders in other jurisdictions:

This communication is directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (all such persons together being referred to as “relevant persons”).  Any investment activity to which this communication relates will only be available to and will only be engaged with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Advertisement legend:

This document is an advertisement and not a prospectus for the purposes of applicable measures implementing EU Directive 2003/71/EC and as such does not constitute an offer to sell or the solicitation of an offer to purchase securities.

Public offer legend:

Any offer of securities to the public that may be deemed to be made pursuant to this communication in any EEA Member State that has implemented EU Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”) is addressed solely to qualified investors (within the meaning of Article 21(1)(e) of the Prospectus Directive) in that Member State.